OMB APPROVAL

OMB Number: 3235-0060
Expires: March 31, 2006
Estimated average burden
Hours per response .......28.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 26, 2006

BANCSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315

(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida	34110

(address of principal executive offices)	(Zip Code)

Registrant’s telephone number:   (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     Entry into a Material Definitive Agreement.

ITEM 1.02.     Termination of a Material Definitive Agreement.

On September 26, 2006, Bancshares of Florida, Inc. (“Bancshares”) entered into a Separation Agreement and Release with Martin P. Mahan. (“Agreement”). Pursuant to the Agreement, Mr. Mahan will no longer serve as an officer or director of Bancshares, or any of its subsidiaries, and Mr. Mahan’s Amended and Restated Employment Agreement (“Employment Agreement”) dated February 1, 2005 has been terminated. The Agreement contains a mutual release between Bancshares and Mr. Mahan.

As outlined below, Mr. Mahan will receive severance payments and benefits pursuant to the terms of the Agreement, including certain items included in the Employment Agreement. Bancshares expects, however, that much of the financial impact of these expenses will be offset through non-salary related savings that were related to Mr. Mahan’s employment.

In accordance with the Agreement, Mr. Mahan will receive severance payments and benefits of: (a) payment of his base salary (per the Employment Agreement), through December 31, 2008, as adjusted for the lump sum payment described below;  (b) the continuation of Mr. Mahan’s participation in Bancshares’ employee benefit programs for the shorter of one year, or until such date as he becomes covered by another employer’s similar programs (per the Employment Agreement); (c) an accelerated severance payment of $225,000 on or before October 31, 2006, which shall be deducted from the base salary continuation described in (a) above; (d) an additional payment of $70,000 due on October 17, 2006; and (e) the conversion of his incentive stock options to purchase 36,829 shares of Bancshares common stock to non-qualified options with expiration dates of December 31, 2007.

In accordance with Generally Accepted Accounting Principles, the two lump sum payments totaling $295,000, and the continuation of benefits, will be amortized over the 15 month non-solicitation period, ending on December 31, 2007.

Bancshares does not expect the expenses of Mr. Mahan’s severance to materially affect its financial performance in 2006 or 2007. In mitigation of such expenses, Bancshares expects to realize savings related to the termination of Mr. Mahan’s employment and the elimination of the Chief Operating Officer position, including discontinuation of perquisites, bank owned life insurance and a supplemental retirement plan and the reversal of previously accrued performance incentives.

In exchange for the severance payments and benefits beyond the scope of the Employment Agreement, Mr. Mahan has agreed to extend the term and scope of certain anti-competitive covenants. Mr. Mahan has agreed that until March 31, 2007, he shall not become employed with any financial institution headquartered in Collier, Lee, Hillsborough, Broward, Palm Beach, or Miami-Dade Counties, Florida, or with any person or entity whose intent it is to organize another financial institution headquartered in such area, if his physical office or principal place of work with such financial institution is located in such area. Mr. Mahan has further agreed that until December 31, 2007, he shall not: (i) solicit the business of any borrower or depositor of Bancshares; or (ii) solicit any employees of Bancshares. In addition, as required by the Employment Agreement, Mr. Mahan has agreed to provide assistance to Bancshares on an as-needed basis in future regulatory examinations or any potential legal proceedings.

ITEM 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2006, the employment of Mr. Mahan as Bancshares’ Chief Operating Officer and Executive Vice President was terminated and Bancshares has eliminated the position of Chief Operating Officer at this time. On that same date, Mr. Mahan resigned  from his position as a director of Bancshares.

ITEM 8.01.     Other Events.

On September 28, 2006, Bancshares issued a press release describing the termination of Mr. Mahan’s employment and restructuring of the executive management team. The press release is furnished as Exhibit 99.1

ITEM 9.01.     Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are being furnished with this Report:

10.2	Separation Agreement and Release dated as of September 26, 2006
99.1	Press Release

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancshares of Florida, Inc.
(Registrant)
Date: September 28, 2006

/s/ Michael L. McMullan

Michael L. McMullan
President and Chief Executive Officer